Exhibit 10.14

LINE OF CREDIT NOTE

$2,500,000	October 1, 2025
Portland, Maine

FOR VALUE RECEIVED, and subject to the terms and conditions of this Line of Credit Note, the undersigned (hereinafter referred to as “Maker”) promises to pay to the order of Peter V. Anania, a Maine resident (hereinafter referred to as “Holder”), the principal sum of Two Million Five Hundred Thousand Dollars ($2,500,000), or so much as may be advanced hereunder, ON DEMAND, with interest upon said principal sum at the initial rate of Nine percent (9%) per annum, until July 1, 2026 at which time, unless otherwise renewed by Holder, the balance of principal remaining unpaid, plus accrued interest, shall be fully due and payable. Until due, interest shall accrue and shall be compounded monthly and added to the outstanding principal balance. It is anticipated that the amount due under this Line of Credit Note will fluctuate based on the advances and/or payments made under this Line of Credit Note.

In case of default in the payment of any installment of interest due under this Line of Credit Note, and such default is continued for a period of ten (10) days after written notice, or in case of default in the terms and conditions of assignments or other documents which may from time to time be given as additional security for this Line of Credit Note, the entire principal sum and accrued interest shall at once become due and payable, without notice, at the option of the Holder of this Line of Credit Note. Failure to exercise this option shall not constitute a waiver of the right to exercise the same in the event of subsequent default.

In the event legal proceedings are instituted to collect any amount due under this Line of Credit Note, the Maker, or any other parties liable hereto, agree to pay to the Holder hereof, in addition to the amount of the unpaid balance of principal and interest, all costs and expenses of such proceedings, including reasonable attorney’s fees.

All principal and interest installments and sums due hereunder shall be paid to the Holder hereof at [*] to such other parties or addresses as the Holder hereof may from time to time designate in writing to the Maker or any other parties liable hereto. This Line of Credit Note evidences a loan for business and commercial purposes and not for personal, family or household purposes.

This Line of Credit Note is subject to the condition that at no time shall the Maker, or any other parties liable hereto, be obligated or required to pay interest at a rate which could subject the Holder hereof to either civil or criminal liability, forfeiture or loss of principal, interest or other sums as a result of being in excess of the maximum interest rate which Maker is permitted by law to contract or agree to pay or which the Holder hereof is permitted to receive. If by the terms of this Line of Credit Note the Maker is at any time required or obligated to pay interest at a rate in excess of such maximum rate, the interest rate under this Line of Credit Note shall be deemed to be immediately reduced to such maximum rate for so long as such maximum rate shall be in effect and shall thereafter be payable at the rate herein provided.

The Maker and all other parties liable hereto, whether principal, endorser or otherwise, hereby jointly and severally waive demand, protest, presentment and notice of every kind, and waive recourse to suretyship defenses generally, including extensions of time, releases of security, and other indulgences which may be granted from time to time by the Holder of this Line of Credit Note to the Maker or any other parties liable hereto.

Wherever used in this Line of Credit Note, the singular shall include the plural, the plural shall include the singular, and the use of any gender shall be applicable to all genders. If any obligation or portion of this Line of Credit Note is determined to be invalid or unenforceable under the law, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining obligations or portions of this Line of Credit Note.

WITNESS:	Anania & Associates

/s/ Peter V. Anania
By: Peter V. Anania, its President